Exhibit 16.1

CHANGE IN ACCOUNTANTS

We have read the section captioned “Change in Accountants” in the Registration Statement and are in agreement with the statements concerning our firm contained therein and we have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ BEARD MILLER COMPANY LLP

Beard Miller Company LLP

Harrisburg, Pennsylvania

May 12, 2006